Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to Form S-4 on Form S-8 of VeriFone Systems, Inc. pertaining to the 2010 Equity Incentive Plan, the 2000 Board-Based Stock Incentive Plan, the Nonemployee Directors’ Stock Option Plan and the Long-Term Incentive Plan of Hypercom Corporation of our reports dated December 21, 2010, with respect to the consolidated financial statements of VeriFone Systems, Inc., and the effectiveness of internal control over financial reporting of VeriFone Systems Inc., included in its Annual Report (Form 10-K) for the year ended October 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
August 11, 2011